Exhibit 99.1

First Western Financial, Inc. Agrees to Acquire Deposits, Loans

and Other Assets of Four Simmons Bank Locations in Denver

DENVER, February 10, 2020 -- First Western Financial, Inc. (NASDAQ: MYFW), a financial services holding company headquartered in Denver, Colorado (“First Western”), announced today that its wholly owned subsidiary, First Western Trust Bank (the “Bank”), has entered into a branch purchase and assumption agreement with Simmons Bank (“Simmons”), pursuant to which the Bank will acquire all of Simmons’ Colorado locations, including three Simmons branches and one loan production office located in Denver, as well as certain of Simmons’ deposits and loans and other assets.  Closing of the transaction is expected in the third quarter of 2020 and is subject to certain closing conditions, including customary regulatory approvals.

First Western intends to consolidate three of the acquired locations into existing Bank branches and record approximately $0.8 million in pre-tax transaction charges.  The transaction is expected to be accretive to First Western’s earnings per share in 2020 by approximately 6%-7%, excluding pre-tax transaction charges, and approximately 14%-15% accretive to earnings per share in 2021, based on consensus Street estimates.

“This branch purchase and assumption agreement is a very attractive way for First Western to deepen our presence in our core Denver market in a manner that will be immediately accretive to earnings,” said Scott C. Wylie, CEO of First Western.  “This transaction will enable us to add an attractive mix of commercial clients, as well as experienced banking talent that we believe will enhance our business development capabilities.  With the additional scale we will have following this transaction, we expect to improve our operating leverage and further enhance efficiencies in the company.  We are excited to complete this acquisition, which we believe will be a strong complement to our organic growth and provide another catalyst for improving our level of profitability in the coming years.”

As of December 31, 2019, the combined deposit and loan balances of the branches to be acquired (excluding certain deposits and loans not included in the transaction) were approximately $58 million and $105 million, respectively.  Simmons is a subsidiary of Simmons First National Corporation (NASDAQ: SFNC), an Arkansas-based financial holding company.

“We are pleased about the opportunity this transaction provides our Colorado customers and associates and believe that the partnership with First Western will be very beneficial for all stakeholders,” said Marty Casteel, president, chairman, and CEO of Simmons.

Stephens Inc. served as financial advisor to Simmons.  Hovde Group, LLC served as financial advisor and Shapiro Bieging Barber Otteson LLP served as legal counsel to First Western.

About First Western Financial, Inc.

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California.  First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services.  First Western’s common stock is traded on the NASDAQ Global Select Market under the symbol “MYFW.”

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, costs or difficulties related to the integration of the business of the acquired branches and loan production office; the risk that the anticipated benefits, cost savings and any other savings from the transaction may not be fully realized or may take longer than expected to realize, including the risk that that the transaction may not be accretive within the expected timeframe or to the extent anticipated; the failure to retain key acquired branch or loan production office employees; the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 21, 2019 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section in our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:
Financial Profiles, Inc.
Tony Rossi
310-622-8221

MYFW@finprofiles.com
IR@myfw.com